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                                                                    Exhibit 99.6

[Microtest Letterhead]                               [Fluke Networks Letterhead]

Dear Microtest Rep,

We are quite sure that by now you have all received notice of Fluke Networks' intent to acquire Microtest. We realize this creates a multitude of questions and concerns in your employees, customers, other principals and distribution partners. This brief note in no way will attempt to answer all of those concerns or questions. We do, however, want to try to address some of the more obvious questions you might have.

First, Microtest is in no way being shut down and the OMNIScanner and other Microtest products will remain mainstays of both the Microtest transition enterprise and eventually as a full part of Fluke Networks. Second, Fluke Networks and Microtest, while competitors, are actually quite complementary; Microtest is strongest with datacom contractors and Fluke Networks' greatest success is with network owners. And third, Fluke Networks utilizes manufacturers' representatives throughout the world; such companies will continue to be a very important vehicle for us in creating demand and supporting distribution.

Today we cannot state what the final directions will be concerning the ultimate sales channels we choose for the "new" FNET-Microtest product lines, if there will be any changes at all. We can say that there are no changes at all right now. Also, we commit to you to engage in a very open communication as to what the decision criteria and processes for eventually forming the combined sales force will be. We will contact you once the Microtest shareholders and government agencies have approved this transaction.

For the immediate future, of course, we all are looking for continued sales success with Microtest products. Your strength and coverage of the North American datacom market is noteworthy and strong results in this transition period will warrant close consideration in go forward sales organizations.

We are extremely excited about this merger of two very successful companies. Microtest pioneered the cable test marketplace and has made numerous, significant contributions to the cable and network testing world. In joining forces with Fluke Networks, the new combined enterprise will provide the market with unparalleled performance and value and bring new sales opportunities for us all. We look forward to discussing the details on how we can make this new endeavor even more successful.

Sincerely,                               Sincerely,

David Coffin                             Bill Moore
VP/GM Network Test & Measurement         Director, Worldwide Sales
Microtest, Inc.                          Fluke Networks, Inc.


This document is neither an offer to purchase nor a solicitation of an offer to sell securities. Danaher has not yet commenced the tender offer described herein. The tender offer will be made only through an offer to purchase and related letter of transmittal. All stockholders should
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read the tender offer statement concerning the tender offer that will be filed by Danaher, and the solicitation/recommendation statement that will be filed by Microtest, with the Securities and Exchange Commission ("SEC") and mailed to stockholders. These statements will contain important information that stockholders should consider before making any decision regarding tendering their shares. Stockholders will be able to obtain these statements in due course, as well as other filings containing information about Danaher and Microtest, without charge, at the SEC's internet site (www.sec.gov). Copies of the tender offer statement and related materials may also be obtained for free by directing such requests to Danaher's Corporate Secretary. The solicitation/recommendation statement and related materials may also be obtained for free by directing such requests to Microtest's Investor Relations department.

Statements in this document that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the companies' respective SEC filings.